Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of January 31, 2025 (the “Effective Date”), is made by and between Hearthstone Holdings, Inc. D/B/A Hope Utilities, Inc., a Delaware corporation (“Service Provider”), and Bangor Natural Gas Company, a Maine corporation (the “Company”). Service Provider and Company are sometimes referred to collectively as the “Parties” and individually as a “Party”. The definitions of capitalized terms used but not defined in this Agreement are set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, PHC Utilities, Inc., an Ohio corporation (“Seller”), an Affiliate and a wholly owned subsidiary of Service Provider, and Unitil Corporation, a New Hampshire corporation (“Buyer”), have entered into that certain Stock Purchase Agreement, dated as of July 8, 2024 (the “Purchase Agreement”), pursuant to which, among other things and on the terms and subject to the conditions set forth therein, Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, all of Seller’s rights, title and interests in and to all of the issued and outstanding shares of common stock of the Company; and

WHEREAS, the Purchase Agreement contemplates and requires the execution and delivery by the Parties of this Agreement, pursuant to which Service Provider shall provide, or cause to be provided, to the Company, certain transition services described in this Agreement, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual agreements, covenants, representations, and warranties set forth herein, including the Recitals to this Agreement, which are hereby incorporated by reference into this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SERVICES

Section 1.1 GENERAL INTENT; SERVICES. The Parties agree that the purpose of this Agreement is to establish the terms under which Service Provider will provide to the Company certain services to continue the operation and maintenance of the Company substantially consistent with past practices until Service Provider and the Company have accomplished the successful transition of all business functions that were performed by Service Provider (or its Affiliates other than the Company) prior to the Closing Effective Time. On the terms and subject to the conditions set forth in this Agreement, during the Term, Service Provider shall provide or cause to be provided to the Company, including through one or more of Service Provider’s Affiliates at Service Provider’s sole and absolute discretion, the services set forth in Schedule 1.1, upon the Company’s request, certain follow-up or ancillary services that are within the scope of or incidental to the services set forth in Schedule 1.1, and, upon the Company’s request, additional temporary, urgent services, in each case in accordance with the standard of performance set forth in Section 1.5 below (collectively, the “Services”). Service Provider shall have no obligation to materially alter the Services to accommodate changes in the commercial or physical operation or the business of the Company.

Section 1.2 ACCOUNTS AND DISBURSEMENTS. To adequately perform certain of the Services with respect to the receipt of payments from the Company’s customers and post-closing payments to the Company’s vendors, contractors, and/or suppliers who provide goods and/or services to the Company (other than the Services), and the Company’s payroll, the Parties will continue to use the existing bank accounts, which accounts must stay in effect during the Term of this Agreement. The Company has a good faith obligation to timely approve payments to vendors, suppliers, and contractors, and for payroll. The Company further has a good faith obligation to timely deposit sufficient monies into the acquired bank accounts to cover any and all payments to be made to the Company’s vendors, suppliers, and contractors, and funding for payroll in a timely manner. The Service Provider will be responsible for any penalties and/or interest accrued as a result of any late payment to said vendors, contractors, and/or suppliers, and/or for payroll, that are due after the Closing Effective Time and shall indemnify the Company for any claims arising from any late payments; provided, however, to the extent any such late payment is due to the Company’s failure to timely approve such payment or to timely deposit sufficient funds in the appropriate bank account(s), the Company will be responsible for any penalties and/or interest accrued as a result of such late payment to said vendors, contractors and/or suppliers, and/or for payroll, and shall indemnify the Service Provider for any claims arising from any such late payments. Service Provider will, within seven Business Days after the end of each month, deliver to the Company a statement setting forth the payments and collections made in connection with the accounts during the preceding month. If, at the end of the Term, the net amount of cash payments and collections resulted in Service Provider collecting more cash than it paid, then Service Provider will promptly pay to the Company the amount of such excess.

Section 1.3 REIMBURSEMENTS TO SERVICE PROVIDER OF MONIES PAID POST-CLOSING. The Company shall reimburse Service Provider for any and all amounts paid by Service Provider, after the Closing Effective Time, for all expenses on behalf of the Company, except to the extent previously deposited, paid, or funded by the Company.

Section 1.4 RESOURCES. Service Provider shall maintain sufficient resources to perform the Services in accordance with this Agreement. At all times during the performance of Services by Service Provider, all persons performing such Services who shall be in the employ or under the control of Service Provider or its Affiliates, including third-party subcontractors, shall be independent from the Company and Buyer and not employees of the Company or Buyer and shall not be entitled to any payment, benefit, or perquisite from the Company or Buyer on account of such Services. Service Provider will not be required to provide any Services the provision of which would violate any applicable Law or bona fide internal compliance policy or procedure of Service Provider or its Affiliate; provided that at the Company’s written request, Service Provider shall reasonably cooperate with the Company to develop an alternative means to provide the Services that does not violate such Law, policy, or procedure.

Section 1.5 STANDARD OF PERFORMANCE. Service Provider shall perform or cause to be performed its obligations under this Agreement (a) in compliance with applicable Law, (b) with the same degree of care, skill, and prudence it customarily exercises and has historically exercised for its own operations, and (c) with respect to the performance of the Services, at a substantially similar priority, quantity, level and kind at which the Company received such Services during the six-month period prior to the date of the Purchase Agreement. The Company acknowledges that Service Provider and its Affiliates are not professional third-party providers of the types of services included in the Services and that the personnel providing such Services may have other responsibilities and will not be dedicated exclusively to performing the Services.

Section 1.6 RECORDS. Service Provider shall maintain or cause to be maintained true and correct records of all receipts, invoices, reports, and such other documents as are customarily maintained by it for its own operations relating to the Services rendered hereunder (“Records”). Company shall have the right to inspect such Records during regular office hours following reasonable prior written notice of any such inspection; provided that such inspection is conducted in a manner that does not unreasonably interfere with the normal business operations of Service Provider.

Section 1.7 REPRESENTATIVES OF SERVICE PROVIDER. Service Provider shall, at all times during the Term, keep representatives of Service Provider reasonably available to receive communications from the Company regarding the Services and to respond to reasonable inquiries concerning the performance of the Services, as well as any other information pertaining to this Agreement.

Section 1.8 LIMITATION OF SERVICES. Except as expressly agreed herein, in connection with the performance of its obligations under this Agreement, in no event shall Service Provider be obligated to (a) make modifications to its existing systems (other than to reflect changes in rates and customer information, to add and remove customers, and for other administrative actions); (b) acquire additional assets, equipment, rights, or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools, or other tangible personal property) that are not in the ordinary course of operations of Service Provider; (c) hire additional employees; (d) perform any service that it, in good faith, believes requires consent, approval, authorization, or bargaining with respect to any collective bargaining agreement or other labor agreement with any labor union, works council, or organization; or (e) pay any costs related to the transfer or conversion of data from Service Provider or its Affiliates to the Company except as may be provided in the Purchase Agreement.

Section 1.9 SUBCONTRACTING. Service Provider may delegate performance of all or any part of the Services to (a) one or more Affiliates of Service Provider and/or (b) one or more third-party vendors, contractors, or suppliers; provided that no such delegation by Service Provider to any such Affiliate or third-party vendor, contractor or supplier shall in any way affect the Company’s rights or relieve Service Provider of any of its obligations under this Agreement. To the extent that Service Provider delegates performance of the Services hereunder, Service Provider will pay said Affiliate or third party directly and will not seek reimbursement for any payments made therefor.

Section 1.10 INFORMATION POLICIES. When using any data processing or communications services of Service Provider or its Affiliates in connection with the provision of the Services, the Company shall, and shall cause the operation of any of its businesses to, adhere in all respects to Service Provider’s and its Affiliates’ bona fide corporate information policies (including polices with respect to the protection of proprietary information and other policies regarding the use of computing resources) that have been communicated to the Company in writing.

ARTICLE II

COMPENSATION

Section 2.1 COMPENSATION FOR SERVICES. During the Term (subject to the terms of Article IV), the Company shall pay to Service Provider a monthly payment, which is the full statement of amount owing and due as stated in the monthly Invoice, as reimbursement of the actual cost of provision of the Services described in Sections 1.2 and 1.3 (without the addition of any profit factor) in a manner consistent with Service Provider’s or its Affiliate’s billing practices to its or their other public utility Affiliates for shared services (each, a “Monthly Payment”). Service provide shall provide the Company with reasonable documentation of such actual costs, including time charged.

Section 2.2 TAXES. The Company shall be responsible for all sales, use, excise, services, and other similar taxes, levies, and charges (“Taxes”) (other than taxes based, in whole or in part, on the net income, profits, or employees of Service Provider) imposed by applicable Law on the provision of Services hereunder. If Service Provider is required to pay any such Taxes in connection with its provision of Services under this Agreement, Service Provider shall separately invoice the Company for such Taxes, and the Company shall promptly reimburse Service Provider therefor. Service Provider will use commercially reasonable efforts to cooperate with the Company in filing any reasonably requested documentation and certificates that would reduce any Taxes on the Services under this Section or result in a refund of such Taxes.

ARTICLE III

PAYMENT AND DEFAULT

Section 3.1 SUBMISSION OF INVOICE. Service Provider shall submit to the Company invoices as described in Section 2.1 above (each, an “Invoice”) on or before the tenth (10th) Business Day of each month setting forth the Monthly Payment due and owing for that month for the Services provided in the immediately preceding month.

Section 3.2 PAYMENT. Subject to the terms of Article IV, the Company shall pay the Monthly Payment described in a given Invoice no later than thirty (30) days after the Company’s receipt of such Invoice. Should the Services be provided up to and through the twelve (12) month anniversary of Closing (“End Date”), then the last Monthly Payment will be made on or before the date that is thirty days after the End Date. Each Monthly Payment shall be paid by ACH or wire transfer of immediately available funds to the bank account designated by Service Provider in writing to the Company.

Section 3.3 DEFAULT IN PAYMENT. Should the Company default in payment of the Monthly Payment for any month under the term of this Agreement, and such default is not due to Service Provider’s failure to designate an account pursuant to Section 3.2 or due to Service Provider’s breach of the terms of this Agreement, Service Provider shall immediately inform the Company and may, if the Company’s payment default is not cured within ten (10) days following the Company’s receipt of such notice, resort to the process set forth in Section 8.4 hereunder.

ARTICLE IV

TERM; TERMINATION

Section 4.1 TERM. Subject to this Article IV, the term of this Agreement will commence on the Effective Date and continue until the earlier of (a) the date that is twelve months after the Effective Date, or (b) the termination of this Agreement in accordance with Section 4.2, or (c) the expiration, discontinuation or termination of all Services in accordance with this Agreement as mutually agreed by both Parties (the “Term”).

Section 4.2 DISCONTINUATION OF SERVICES.

(a) After the Effective Date, the Company may, without cause and in accordance with the terms and conditions hereunder, request the discontinuation of all or any portion of the Services (so long as no remaining portion of the Services is dependent upon such portion that is the subject of the discontinuation request) by giving Service Provider at least fifteen (15) business days’ prior written notice in accordance with the terms of Section 8.2 (including by email transmission) (the date deemed sent, being the applicable “Sent Date”). The sixteenth (16th) business day after such Sent Date will constitute the termination date of such Services (the applicable “Services Termination Date”). For portions of the Services that the Company wishes to terminate that have upstream or downstream dependencies, the Parties shall work together to discontinue as soon as practicable the portion of the Services that the Company desires to terminate, while appropriately addressing or terminating the other dependent Services. For the avoidance of doubt, should the Company not earlier provide notice in accordance herewith for discontinuation of all Services, the Services Termination Date for any and all remaining Services shall be the End Date. The Parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Company or its representative of all of the duties and obligations previously performed by or on behalf of Service Provider under this Agreement. For the avoidance of doubt, Service Provider shall not be obligated to initiate or undertake the provision of Services it is not reasonably able to complete before the applicable Services Termination Date (unless the applicable Services Termination Date is the End Date), and Company shall not request additional Services or material changes to Services with respect to which there is a Sent Date after such Sent Date or to Services within fifteen business days of the End Date.

(b) If a Party materially breaches any of its obligations under this Agreement and does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate the Services affected by such breach or this Agreement in its entirety by providing written notice of termination to the other Party, which termination shall be effective immediately.

(c) Should a Services Termination Date for certain Services occur on a date before the end date of a calendar month, then the Invoice for such partial month will state the amount owing and due as of such Services Termination Date for such Services and the Company will pay such amount as the Monthly Payment.

Section 4.3 PROCEDURES UPON DISCONTINUATION OR TERMINATION OF SERVICES. Upon the discontinuation or termination of all Services hereunder, this Agreement shall be of no further force and effect with respect to such Services, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Article IV, Article VI, Article VII, and Article VIII of this Agreement shall survive such discontinuation or termination.

ARTICLE V

COOPERATION

Section 5.1 COOPERATION. The Parties shall reasonably cooperate in good faith with each other in all matters relating to the provision and receipt of the Services under this Agreement.

ARTICLE VI

CONFIDENTIALITY; INTELLECTUAL PROPERTY; DATA

Section 6.1 GENERALLY. Subject to Section 6.2, Section 6.3, and Section 6.4, each Receiving Party agrees (a) to maintain the confidentiality of, (b) not to directly or indirectly duplicate or disclose to any other Person (other than the Receiving Party’s Affiliates and Representatives) without prior written approval from the Disclosing Party, and (c) not to use for any purpose, other than (i) performing its obligations hereunder or (ii) such other purposes as may be authorized in writing by the Disclosing Party, any of the Disclosing Party’s Confidential Information. “Confidential Information” means (a) nonpublic or proprietary information of any nature (including prices, trade secrets, technological know-how, data, and all other nonpublic or proprietary concepts, methods of doing business, ideas, materials, or information) of the Party disclosing such information (the “Disclosing Party”) that is provided by or on behalf of the Disclosing Party to the other Party (the “Receiving Party”) orally, visually, in writing, electronically, or in other tangible form and (b) all portions of documents that include such nonpublic or proprietary information of Disclosing Party; provided that all results of any Services provided hereunder shall be deemed to constitute part of the Company’s Confidential Information.

Section 6.2 EXCEPTIONS. The foregoing obligations of confidence, nondisclosure, and nonuse shall not apply to, and the Disclosing Party’s Confidential Information shall not include, any information that (a) was generally available to the public at the time of disclosure by or on behalf of the Disclosing Party to the Receiving Party, (b) becomes generally available to the public through no fault of the Receiving Party or its Affiliates or their respective Representatives, (c) was communicated to the Receiving Party by a third Person free of any obligation of confidence to the Disclosing Party known to the Receiving Party; or (d) was developed by officers, employees, or agents of or consultants to the Receiving Party independently of and without reference to the Disclosing Party’s Confidential Information, and, additionally in the case of Service Provider, was not developed as a result of performing obligations under this Agreement.

Section 6.3 REQUIRED DISCLOSURE. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent necessary and appropriate to any Governmental Entity to comply with any obligation imposed on the Receiving Party in connection with a proceeding before a Governmental Entity of competent jurisdiction or otherwise to any Person pursuant to applicable Law or the rules or regulations of any applicable stock exchange; provided that, to the extent permitted, the Receiving Party shall give reasonably prompt notice to the Disclosing Party of the need for such disclosure, together with such other information about the proceeding as will enable the Disclosing Party to evaluate the obligation and the need and to elect either to intervene or otherwise appear or act in the proceeding to protect directly the Disclosing Party’s Confidential Information at the expense of the Disclosing Party. Alternatively, the Disclosing Party may request the Receiving Party to, and if so requested, the Receiving Party shall, make a reasonable and diligent effort at the expense of the Disclosing Party to obtain a protective order or otherwise to protect the confidentiality of information sought to be obtained in said proceeding.

Section 6.4 LENGTH OF CONFIDENTIALITY OBLIGATION. Receiving Party shall maintain and protect the confidentiality of the Disclosing Party’s Confidential Information as set forth in this Article VI for a period of two (2) years following the date of termination of this Agreement; provided that Service Provider shall maintain and protect the confidentiality of personal information and personal data relating to the Company’s employees, independent contractors, customers, clients, and suppliers as set forth in this Article VI indefinitely following the date of termination of this Agreement.

Section 6.5 INTELLECTUAL PROPERTY AND DATA. Service Provider and the Company shall each retain ownership of their respective intellectual property and data existing as of the Closing Effective Time except as may otherwise be provided for in the Purchase Agreement. Unless otherwise agreed in writing, each Party agrees that any intellectual property or data of the other Party or its licensors made available to such Party in connection with the provision of the Services, and any derivative works, additions, modifications, translations, or enhancements thereof created by a Party pursuant to this Agreement, are and shall remain the sole property of the Party that is the owner of such intellectual property or data; provided, that Company shall exclusively own any and all data generated primarily with respect to, and in the course of, the provision of the Services by Service Provider.

ARTICLE VII

INDEMNITY

Section 7.1 INDEMNIFICATION.

(a) The Company agrees, to the fullest extent permitted by Law, to indemnify, defend, and hold harmless Service Provider and its Affiliates against and from all losses, claims, actions, proceedings, demands, costs, damages, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines, and settlements (collectively, “Losses”) (i) caused by or arising out of or resulting from the Company’s fraud, willful misconduct, or gross negligence with respect to this Agreement, (ii) caused by or arising out of or resulting from the Company’s breach of this Agreement (including the confidentiality obligations set forth in Article VI), and (iii) for any claims arising out of late payment to the Company’s vendors, suppliers, or contractors to the extent any such late payment is due to the Company’s late approvals of payments or untimely deposit of sufficient funds as set forth in Section 1.2 and Section 1.3 herein.

(b) Service Provider agrees, to the fullest extent permitted by Law, to indemnify, defend, and hold harmless the Company and its Affiliates against and from all Losses (i) caused by or arising out of or resulting from Service Provider’s fraud, willful misconduct, or gross negligence with respect to this Agreement, (ii) caused by or arising out of or resulting from

Service Provider’s breach of this Agreement (including the confidentiality obligations set forth in Article VI), and (iii) for any claims arising out of late payments to the Company’s vendors, contractors, and/or suppliers, unless such late payment is due to the Company’s late approval of payments or untimely deposit of sufficient funds as set forth in Section 1.2 herein.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.2 NOTICES. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) email transmission but only to the extent promptly followed by notice provided for in subsections (a), (c), or (d) hereof; (c) overnight or certified mail, postage prepaid, return receipt requested; or (d) next day air courier service. Notices shall be sent to the appropriate Party at its address or email address given below (or at such other address or electronic address for such party as shall be specified by notice given hereunder).

If to Service Provider, to:

Hearthstone Holdings, Inc. d/b/a Hope Utilities, Inc.

781 Chestnut Ridge Road

Morgantown, WV 26505

Attn: Lynne Rhode, General Counsel

Email: lynne.c.rhode@hopegas.com

and

Hearthstone Holdings, Inc. d/b/a Hope Utilities, Inc.

781 Chestnut Ridge Road

Morgantown, WV 26505

Attn: Ruth DeLost-Wylie, Chief Administrative Officer

Email: ruth.delost-wylie@hopegas.com

or to such other Person or address as Service Provider shall designate in writing.

If to the Company to:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842

E-mail: hurstakd@unitil.com

Attention: Daniel J. Hurstak, Senior Vice President, Chief Financial Officer & Treasurer

with a copy to:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842

E-mail: whitney@unitil.com

Attention: Sandra L. Whitney, Corporate Secretary

or to such other Person or address as the Company shall designate in writing.

All such notices, requests, demands, waivers, and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of an email transmission that is promptly followed by notice provided for in subsections (a), (c), or (d) above, transmission thereof by the sender to the correct email address.

Section 8.3 GOVERNING LAW. This Agreement and any disputes arising hereunder or in connection herewith shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would otherwise require the application of the Laws of any other jurisdiction.

Section 8.4 JURISDICTION; WAIVER OF JURY TRIAL. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN ANY COURT WITHIN THE STATE OF DELAWARE HAVING SUBJECT MATTER JURISDICTION ARISING UNDER THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY EITHER OF THEM AGAINST THE OTHER WITH RESPECT TO THIS AGREEMENT WILL BE INSTITUTED EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT OR DOES NOT HAVE JURISDICTION, ANOTHER STATE COURT LOCATED WITHIN THE STATE OF DELAWARE OR, IF NO STATE COURT LOCATED WITHIN THE STATE OF DELAWARE HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.4.

Section 8.5 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.6 WAIVERS. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.7 BINDING NATURE; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the Parties without prior written consent of the other Party. Nothing contained herein, express or implied, is intended to confer on any Person, other than the Parties or their successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Any assignment in contravention of this Agreement shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

Section 8.8 ENTIRE AGREEMENT. This Agreement and the Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 8.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereunder is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions hereunder be consummated as originally contemplated to the greatest extent possible.

Section 8.10 AMENDMENT. This Agreement may be amended or modified only by an agreement in writing signed by Service Provider and the Company and expressly identified as an amendment or modification; provided, however, that any Schedule to this Agreement, or portion thereof, may be amended or modified by attaching a revised Schedule or other written description of the changes to such Schedule, signed by Service Provider and the Company. Notwithstanding the foregoing, nothing in this Agreement (other than Section 8.9) shall be construed as obligating either Party to amend or modify this Agreement, or any Schedules hereto, unless mutually agreed in writing by Service Provider and the Company.

Section 8.11 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 7.1, nothing in this Agreement shall entitle any Person, other than the Company and Service Provider, to any claim, cause of action, remedy, or right of any kind.

Section 8.12 REFERENCES. Unless otherwise required by the context in which any term appears:

(a) The singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine and neutral genders and vice versa.

(b) References to “Articles,” “Sections,” “Schedules,” or “Subsections” shall be to articles, sections, schedules, or subsections of or to this Agreement unless stated otherwise, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(c) The words “herein,” “hereof,” “hereto,” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes,” or “including” shall mean “including, without limitation.”

(d) The word “or” will have the inclusive meaning represented by the phrase “and/or;” and “shall” and “will” mean “must,” and shall have equal force and effect and express an obligation.

(e) “Writing,” “written,” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

(f) The term “day” shall mean a calendar day, commencing at 12:00 a.m. (local time in New York, New York). The term “month” shall mean a calendar month; provided that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day. Time is of the essence in this Agreement.

(g) All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(h) All references herein to any Law or to any Contract shall be to such Law or Contract as amended, supplemented, or modified from time to time unless otherwise specifically provided herein.

(i) All monetary amounts contained in this Agreement refer to currency of the United States.

Section 8.13 CONSTRUCTION. Each of Service Provider and Company has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 8.14 LIMITATION ON DAMAGES. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO MAKE CLAIMS, INCLUDE IN CALCULATION, SUE FOR, OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE DAMAGES, OR ITS OWN CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES SUFFERED BY THIRD PERSONS OR CONSEQUENTIAL OR SPECIAL DAMAGES THAT ARE REASONABLY FORESEEABLE), AND EACH PARTY EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES SUFFERED BY THIRD PERSONS OR CONSEQUENTIAL OR SPECIAL DAMAGES THAT ARE REASONABLY FORESEEABLE).

Section 8.15 RELATIONSHIP OF THE PARTIES. While providing the Services, Service Provider is acting as and shall be considered an independent contractor and no employee, contractor, or agent of Service Provider shall represent itself to third Persons to be other than an independent contractor of the Company, nor shall Service Provider permit itself to offer or agree to incur or assume any obligations or commitments in the name of the Company or any of the Company’s Affiliates or for the Company or any of the Company’s Affiliates without the prior consent and authorization of the Company.

Section 8.16 NO FIDUCIARY DUTY. It is expressly understood and agreed that this Agreement is a purely commercial transaction between the Parties and that nothing stated herein shall operate to create any fiduciary duty which a Party shall owe to the other Party.

Section 8.17 MANAGEMENT AND CONTROL. Except as otherwise provided in this Agreement, management of, and control over, the provision of the Services (including the determination or designation at any time of the equipment, employees and other resources of Service Provider and its Affiliates to be used in connection with the provision of the Services) will reside solely with Service Provider. Without limiting the generality of the foregoing, all labor matters relating to any employees of Service Provider and its Affiliates will be within the exclusive control of Service Provider and its Affiliates. Service Provider will be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Service Provider and its Affiliates used to provide Services.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned as of the Effective Date.

SERVICE PROVIDER:

HEARTHSTONE HOLDINGS, INC.
D/B/A HOPE UTILITIES, INC.

By:	/s/ Morgan K. O’Brien
Name:	Morgan K. O’Brien
Title:	President and Chief Executive Officer

COMPANY:

BANGOR NATURAL GAS COMPANY

By:	/s/ Morgan K. O’Brien
Name:	Morgan K. O’Brien
Title:	President and Chief Executive Officer

Signature Page to Transition Services Agreement

The undersigned, solely in his capacity as an authorized officer of Buyer and not in his personal capacity, hereby acknowledges the execution of this Transition Services Agreement between Service Provider and Company, as contemplated in the Purchase Agreement.

UNITIL CORPORATION

By:	/s/ Daniel Hurstak
Name:	Daniel Hurstak
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Signature Page Acknowledging the Transition Services Agreement

SCHEDULE 1.1

SERVICES

NOTE: In accordance with Item 601(a)(5) of Regulation S-K, Schedule 1.1 has been omitted. Schedule 1.1 sets forth the services to be provided by Service Provider or Service Provider’s Affiliates.

Schedule 1.1 – Page 1 of 1